UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 23, 2013

Landmark Apartment Trust of America, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-52612	20-3975609
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4901 Dickens Road, Suite 101 Richmond, Virginia		23230
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (804) 237-1335

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Landmark Apartment Trust of America, Inc. (the “Company”) hereby amends the Current Report on Form 8-K filed on July 29, 2013 (the “July 29, 2013 Form 8-K”) to provide information relating to the acquisition of two multifamily apartment communities for the aggregate purchase price of approximately $37,080,000, including the assumption of mortgage indebtedness in the aggregate amount of approximately $24,927,144 and the issuance of common limited partnership units in the amount of $41,286, as set forth in more detail below.

The acquisition of each property described below was not conditioned upon the acquisition of the other property. While the acquisition of each of these properties is individually insignificant for purposes of the reporting requirements of Form 8-K, the properties described in this Current Report on Form 8-K and in the July 29, 2013 Form 8-K are related properties, which are significant in the aggregate.

Mission Battleground Park Apartments

On September 9, 2013, the Company, through Landmark Apartment Trust of America Holdings, LP, the Company’s operating partnership (the “Operating Partnership”), and pursuant to an Agreement for Purchase and Sale of Real Property and Escrow Instructions between the Operating Partnership and Mission Battleground Park, DST, purchased (through a wholly-owned subsidiary of the Operating Partnership known as LAT Battleground Park, LLC) the multifamily residential apartment project known as Mission Battleground Park (the “Battleground Property”). In connection with the purchase, LAT Battleground Park, LLC assumed an existing mortgage loan with an outstanding balance of approximately $10,682,005. Additionally, a portion of the purchase price was paid by the Operating Partnership issuing common limited partnership units in the aggregate approximate amount of $41,286 to one of the beneficiaries of the Delaware statutory trust, that was the seller of the Battleground Property. The Battleground Property is an apartment community located in Greensboro, North Carolina, comprised of approximately 228,532 rentable square feet and containing 240 units. As of September 9, 2013, the Battleground Property was 94.6% occupied.

The existing mortgage loan assumed in connection with the purchase of the Battleground Property had an outstanding balance as of closing of approximately $10,682,005.26 held in a CMBS pool serviced by Berkadia Commercial Mortgage LLC. Interest accrues on the loan at a fixed rate equal to 6.322%, and the loan matures on August 1, 2016.

Mission Briley Parkway Apartments

On September 9, 2013, the Company, through the Operating Partnership, and pursuant to an Agreement for Purchase and Sale of Real Property and Escrow Instructions between the Operating Partnership and Mission Briley Parkway, DST, purchased (through a wholly-owned subsidiary of the Operating Partnership known as LAT Briley Parkway, LLC) the multifamily residential apartment project known as Mission Briley Parkway (the “Briley Property”). In connection with the purchase, LAT Briley Parkway, LLC assumed an existing mortgage loan with an outstanding balance of approximately $14,245,139. The Briley Property is an apartment community located in Nashville, Tennessee, comprised of approximately 318,524 rentable square feet and containing 360 units. As of September 9, 2013, the Briley Property was 95.5% occupied.

The existing mortgage loan assumed in connection with the purchase of the Briley Property had an outstanding balance as of closing of approximately $14,245,139 held in a CMBS pool serviced by Berkadia Commercial Mortgage LLC. Interest accrues on the loan at a fixed rate equal to 6.326%, and the loan matures on September 1, 2016.

In evaluating the acquisition of the properties and determining the appropriate amount of consideration to be paid, the Company considered a variety of factors, including property condition reports, tenant rent rolls, property location, visibility and access, age of the property, physical condition and curb appeal, review of an independent third-party appraisal, neighboring property uses, local market conditions, including vacancy rates, area demographics, including average household income, neighborhood growth patterns and economic conditions, and the presence of demand generators.

Item 3.02	Unregistered Sales of Equity Securities.

The information set forth above under Item 2.01 regarding the issuance of common limited partnership units in the operating partnership is incorporated herein by reference. The limited partnership units were issued by the Operating Partnership in a private placement pursuant to Section 4(2) under the Securities Exchange Act of 1933, as amended.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

Since it is impracticable to provide the required financial statements for the acquired real properties described in Item 2.01 above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Company hereby confirms that the required financial statements will be filed within the period allowed to file such an amendment.

(b) Pro Forma Financial Information.

See paragraph (a) above.

(c) Shell Company Transactions.

None.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 13, 2013	Landmark Apartment Trust of America, Inc.

	By:	/s/ B. Mechelle Lafon
Name: B. Mechelle Lafon
Title: Assistant Chief Financial Officer, Treasurer and Secretary